COMMUNITY BANK-WHEATON/GLEN ELLYN

DIRECTORS DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT made and entered into [Date], by and between Community Bank-Wheaton/Glen Ellyn, a Banking Corporation incorporated under the laws of Illinois (hereinafter referred to as “the Bank”) and [NAME] (hereinafter referred to as “the Director”):

WHEREAS, the Bank and the Director wish to enter into an agreement relating to the Director’s services to the Bank upon the terms and conditions herein set forth; and

WHEREAS, the Bank and Director have agreed to amend this Agreement for purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended, effective as of January 1, 2005.

NOW, THEREFORE, in consideration of the payments herein provided and of mutual agreements contained herein, the parties hereto agree as follows:

1.            DIRECTORS SERVICES

So long as she shall continue to be a director of the Bank, the Director shall devote her best efforts to the performance of his duties as member of the Board of Directors and of any of its committees to which she is appointed.

2.            FEES

The fees covered under this Agreement shall be any and all amounts paid to the Director for his services as a director, including but not limited to annual fees, meeting fees, and committee fees. The fees covered under this Agreement shall be credited to the Director in the manner and on the terms and conditions specified in Section 4 subject to the election requirement of Section 3.

3.            ELECTION OF DEFERRED COMPENSATION

3.1            Timing of Election; Deferral Amount. The Director shall make a deferral election under this Agreement by filing with the Bank a signed Deferral Election Form within the deadlines established by the Bank, provided that, except as provided below, in no event shall such an election be made after the last day of the calendar year preceding the calendar year in which the services giving rise to the fees to be deferred are to be performed. The Director may elect to defer up to one hundred (100) percent of fees expected to be earned during a calendar year.

3.2           First Year of Eligibility; Deferral of Bonuses. Notwithstanding Section 3.1 of this Agreement, if and to the extent permitted by the Bank, in the case of the first calendar year in which the Director becomes eligible to participate under this Agreement, the Director may make a deferral election at times other than those permitted above, provided that such election is made no later than thirty (30) days after the date the Director becomes eligible to participate under this Agreement. Such election will apply only with respect to Fees attributable to services performed after the date the election is made.

3.3           Election Changes. The Director may not change his deferral election that is in effect for a calendar year, unless permitted by the Bank in compliance with Section 409A of the Code.

3.4           Validity of Elections. The Bank reserves the right to determine the validity of all deferral elections made under this Agreement in accordance with the requirements of applicable law, including Section 409A of the Code. If the Bank, in its sole discretion, determines that an election is not valid under applicable law, the Bank may treat the deferral election as null and void, and cause the Bank to pay fees to the affected Director without regard to the Director’s deferral election. By way of example and not limitation, if the Bank determines that a deferral election should have been made at a time that is earlier than the time it is actually made (even if such election would otherwise comply with the terms of this Agreement), the Bank will have the right to disregard such election and to have the Bank pay the fee to the affected Director without regard to the Director’s deferral election.

3.5           Special Transition Rule for Certain Directors. This Agreement is also intended as the successor to prior agreements. The opening deferral account balance of the Director shall be equal to the Director’s account balance under the prior agreement as of the date immediately preceding January 1, 2009. Accordingly, the Director’s first deferral election under this Agreement, if any, shall be for the calendar year ending December 31, 2009.

4.            CREDITS TO DEFERRED COMPENSATION ACCOUNT

The Bank shall establish a bookkeeping account for the Director (hereinafter called the “Directors Deferred Compensation Account”) which shall be credited on the dates such fees, as defined in Section 2, would otherwise have been paid with the percentage or dollar amount that the Director has notified the Bank in writing, pursuant to Section 3, that she elected to have deferred.

5.            INTEREST ON THE DEFERRED COMPENSATION ACCOUNT

The Directors Deferred Compensation Account shall be credited with an amount that is in addition to the fees credited under Section 4. Such amount shall be determined by multiplying the balance of the Directors Deferred Compensation Account by a rate of interest equal to 2% over LIBOR set at the December board meeting each year. Such rate shall be adjusted annually. Such amount shall be credited on December 31 of each year.

6.            NATURE OF THE DEFERRED COMPENSATION ACCOUNT

The Directors Deferred Compensation Account shall be utilized solely as a device for the measurement and determination of the amount of deferred compensation to be paid to the Director at the times hereinafter specified and the Bank shall not segregate any of its assets in order to satisfy any obligations under these Agreements. The Directors Deferred Compensation Account shall not constitute or be treated as a trust fund of any kind. On the contrary, it is understood that all amounts credited to the Directors Deferred Compensation Account shall be for the sole purpose of bookkeeping and remain the sole property of the Bank, and that the Director shall have no ownership rights of any nature with respect thereto. The Director’s rights are limited to the rights to receive payments and hereinafter provided and the Director’s position with respect thereto is that of a general unsecured creditor of the Bank.

7.            PAYMENT OF DIRECTOR’S DEFERRED COMPENSATION

The amounts in the Directors Deferred Compensation Account shall be paid in equal monthly installments for one hundred and twenty (120) months. The amount payable would be the balance of the Director’s Deferred Compensation Account as defined in Section 4, including all interest credit pursuant to Section 5.

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8.            PAYMENT OF MONTHLY INSTALLMENTS

Installment payments of deferred amounts shall commence on the first day of the calendar month following the end of the Director’s Separation from Service. For purposes of this Agreement, Separation from Service means the effective date of the Director’s “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

9.            DEATH OF DIRECTOR PRIOR TO TERMINATION OF SERVICE OR COMMENCEMENT OF PAYMENTS

In the event of the death of the Director prior to termination of service or commencement of payment, payments shall commence under this Section within thirty (30) days after the Director’s death and shall be made to a beneficiary or beneficiaries designated by the Director in writing and delivered to the Bank’s president. The Director shall have the right to change his designate beneficiary from time to time. In the event no designation is made, the Director’s account balance shall be paid in a lump sum, to his estate. The Bank shall annually calculate the amount payable pursuant to this Section and advise the Director no later than June 30 the amount that would be payable to the beneficiary in the event of his/her death.

10.         DIRECTOR’S DEATH

In the event of the death of the Director after commencement of payments, but prior to his receiving all payments due him under this Agreement, the remaining payments shall be paid to a beneficiary or beneficiaries designated by him in writing and delivered to the Bank’s president. The Director shall have the right to change his/her designated beneficiary from time to time. In the event no designation is made, the Director’s account balances shall be paid, in a lump sum, to his estate. The lump sum payment under this Section shall be made within thirty (30) days after the Director’s death.

11.         FUNDING

The Bank’s obligation under this Agreement shall be an unfunded and unsecured promise to pay. The Bank shall not be obligated under any circumstances to fund its obligation; the Bank may, however, at its sole and exclusive option, elect to fund this Agreement in whole or in part.

Should the Bank elect to fund this Agreement informally, in whole or in part, the manner of such informal funding, and the continuance or discontinuance of such informal funding shall be the sole and exclusive decision for the Bank.

Should the Bank determine to informally fund this Agreement, in whole or in part, through the medium of life insurance of annuities, or both, the Bank shall be the owner and beneficiary of the policy. The Bank reserves the absolute right to terminate such life insurance or annuities, as well as any other funding at any time, either in whole or in part.

Any such life insurance or annuity policy purchased by the Bank shall not in any way be considered to be security for the performance of the obligations for this Agreement. It shall be, and remain, a general, unpledged, unrestricted asset of the Bank and the Director shall have no interest in such policy whatsoever.

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12.         MEDICAL EXAMINATION

The Director hereby agrees to submit to medical examination, if required by the Board, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Bank may have applied for such insurance.

13.         EFFECT ON OTHER BANK BENEFIT PLANS

Nothing contained in this agreement shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit sharing, group bonus or their supplemental compensation or fringe benefit plans constituting a part of the Bank’s existing or future compensation structure.

14.         ASSIGNMENT OR PLEDGE

The Directors Deferred Compensation Account and any payment payable at any time to this Agreement shall not be assignable or subject to pledge or hypothecation nor shall said payments be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise except to the extent as provided by law.

15.         CONTINUATION AS DIRECTOR

Neither this Agreement nor the payments of any benefits thereunder shall be construed as giving to the Director any right to be retained as a member of the Board of Directors of the Bank.

16.         NAMED FIDUCIARY

The Named Fiduciary for this Agreement for purposes of claim procedures under this Agreement is the President of the Bank. The business address and telephone number of the Named Fiduciary under this Agreement is as follows:

Community Bank-Wheaton/Glen Ellyn

357 Roosevelt Road

Glen Ellyn, IL 60137

630-545-0900

17.         Section 409A of the Code

17.1           Prohibited Acceleration/Distribution Timing. This Section shall take precedence over any other provision of this Agreement to the contrary. No provision of this Agreement shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Agreement (i) as would require income tax to the Director prior to the date on which the amount is distributable to or on behalf of the Director under Section 7 or (ii) which would result in penalties to the Director under Section 409A of the Code. In addition, if the timing of any distribution election would result in any tax or other penalty (other than ordinarily payable Federal, state or local income or payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence, as the case may be) on (or as soon as practicable after) the first date on which such distributions can be made (or commence) without such tax or penalty.

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17.2           Aggregation of Employers. To the extent required under Section 409A of the Code, if the Bank is a member of a controlled group of corporations or a group of trades or business under common control (as described in Section 414(b) or (c) of the Code), all members of the group shall be treated as a single employer for purposes of whether there has occurred a Separation from Service and for any other purposes under this Agreement as Section 409A of the Code shall require.

17.3           Compliance with Section 409A of the Code. Despite any contrary provision of this Agreement, if, when the Director’s service terminates, the Director is a “specified employee,” as defined in Section 409A of the Code, and if any payments under this Agreement will result in additional tax or interest to the Director because of Section 409A of the Code, the Director shall not be entitled to the such payments until the earliest of (i) the date that is at least six months after termination of the Director’s employment for reasons other than the Director’s death, (ii) the date of the Director’s death, or (iii) any earlier date that does not result in additional tax or interest to the Director under Section 409A of the Code. If any provision of this Agreement would subject the Director to additional tax or interest under Section 409A of the Code, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Director to additional tax or interest.

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SIGNATURES

IN WITNESS WHEREOF, Community Bank-Wheaton/Glen Ellyn has caused this Agreement to be executed and its seal to be affixed hereunto by their duly authorized officer, and the Director has signed this Agreement, on [date].

ATTEST:	COMMUNITY BANK-WHEATON/GLEN ELLYN

By:
For the Entire Board of Directors

[SEAL]

WITNESS:	DIRECTOR

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DEFERRED COMPENSATION ELECTION

In reference to Community Bank-Wheaton/Glen Ellyn’s Director’s Deferred Compensation Agreement signed this ___ day of ___________, 200__, I hereby elect to defer ________% of all fees paid to me as a Director beginning _______________________, ______.

PAYOUT ELECTION

The amount in my Director’s Deferred Compensation Account shall, upon retirement, be paid to me as follows:

(PLEASE SELECT ONE METHOD)

_______ a. In quarterly payments over forty (40) quarters.

_______ b. In a lump sum sixty (60) days after termination of service as a director.

_______ c. In monthly payments over sixty (60) months.

PRIMARY BENEFICIARIES

Name	%	Relationship

SECONDARY BENEFICIARIES: If my primary beneficiaries pre-decease me, the proceeds of this account should be disbursed as follows:

Name	%	Relationship

Signed this _______day of __________________, 200__.

Director

ACCEPTED:

COMMUNITY BANK-WHEATON/GLEN ELLYN

President & CEO	Date